Exhibit 6.27

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between Myomo, Inc. (“Myomo” or the “Company”), a Delaware corporation with offices at One Broadway, 14th Floor, Cambridge, MA 02142, and Ralph A. Goldwasser, an individual (“Executive”) residing at 67 Hook Dr. Mashpee Ma. 02649

W I T N E S S E T H:

WHEREAS, Myomo desires to to employ Executive as its Chief Financial Officer, and Executive desires to be so employed;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, Myomo agrees employ Executive, and Executive accepts employment with Myomo on the terms and conditions set forth in this Agreement, to which the parties agree as follows:

1.       Term Of Agreement.

The term of the Agreement will be for one year commencing on January 1, 2017 and ending on December 31, 2017 , subject to earlier termination pursuant to the terms and conditions discussed in paragraph 4 below, or extension upon the written agreement of the parties hereto (the “Term”). The parties commit to engage in discussions about whether this Agreement will be renewed on or before the 90th day prior to expiration. Unless the Agreement is expressly renewed in writing, it shall not renew, subject to the notice, severance and restrictive covenant provisions provided for in paragraphs 4(g) and 5 below, and the arbitration provisions in paragraph 8 and Exhibit A, which shall survive the termination of this Agreement.

2.       Duties During Employment. Executive is being hired under this Agreement to perform services as follows:

(a)       Title and Reporting. Executive’s title shall be Chief Financial Officer. Executive shall report to the Chief Executive Officer and Audit Committee.

(b)       Responsibilities. Executive’s duties and responsibilities shall include: developing the company’s financial planning, record keeping and reporting to management, the Board of Directors and shareholders. and such other duties and responsibilities as may be assigned or delegated to him from time to time by the Board of Directors of Myomo (hereinafter the “Services”). Executive shall comply with all federal, state and local laws, rules and regulations in the performance of his duties under this Agreement.

(c)       Company Headquarters’ Location. Greater Boston area.

3.       Compensation and Benefits.

(a)       Salary. Executive’s annual base salary shall be One Hundred Thousand Dollars and No Cents ($100,000.00) per annum for working half time (“Annual Salary”), which gross sum shall be less statutory withholding taxes and required deductions. Executive shall be paid in accordance with Myomo’s standard payroll practices. Executive’s salary shall be periodically reviewed and may be increased in the sole discretion of the Board of Directors and the Compensation Committee, based upon Executive’s and Myomo’s performance.

(b)       Bonus. Executive shall be eligible to receive an annual bonus . The actual amount of the annual bonus for each fiscal year will be determined by the Chief Executive Officer with the approval of the Board and Compensation Committee. and shall be based upon Executive and the Company meeting certain reasonable strategic, operational, and financial goals and targets established by the Board. Bonus payments shall be prorated for any year in which Executive works less than a full year, provided that Executive has worked at least six (6) months of the year, except if Executive’s employment is terminated by Myomo without Cause (as defined in paragraph 4(e) below), in which case the bonus payment shall be prorated for whatever time was worked by Executive. No bonus payment shall be payable to Executive should (i) his employment be terminated by Myomo for Cause (as defined in paragraph 4(a) below) or (ii) should Executive resign his employment without Good Reason (as defined in paragraph 4(e) below) and without providing the Transition Notice (as defined in Paragraph 4(d) below) and working throughout said Transition Notice period if so required by Myomo. Bonus payments shall be paid within 30 days of the end of the calendar year in which the bonus is earned.

(c)       Benefits. Executive shall be entitled to receive the same benefits as then provided to Company employees, which may from time to time be changed. Each year during the Term, the Executive shall be entitled to accrue up to ten (10) paid vacation days in each year, which shall be accrued ratably. Vacation must be taken in accordance with the policies of the Company, as in effect from time to time. Up to 5 vacation days that are not used in a particular calendar year may be carried over into a subsequent calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(d)       Expenses. Myomo will reimburse Executive for all reasonable expenses in the performance of his duties under the Agreement, in accordance with Myomo’s standard reimbursement policies. Executive further agrees to comply with Myomo’s reimbursement procedures and with the conditions for reimbursements as required by the Internal Revenue Code and the rules and regulations thereunder in connection with the incurring and reporting of business expenses.

4.       Termination of Agreement

(a)       Termination For Cause. Myomo shall be entitled to terminate this Agreement and Executive’s employment immediately and without notice for “Cause”. Termination for “Cause” shall mean termination based upon: (i) the failure by Executive to follow directions of the Board of Directors in the handling of material matters which are consistent with Executive’s position; (ii) the willful or continued engagement by Executive in conduct which is materially injurious to Myomo, monetarily or otherwise, including, but not limited to, the disclosure by Executive of Confidential Information (as defined in paragraph 5(a)(i)), which is inconsistent with Executive’s responsibilities set forth in Paragraph 2(b), breach by Executive of his fiduciary duties to Myomo, violation by Executive of any restrictive covenant, including covenants not to compete, to solicit Myomo’s clients or employees or disparage Myomo or their officers, employees, business partners, affiliates or representatives, as further defined in paragraph 5 below; (iii) a conviction of, a plea of nolo contendere, a guilty plea or confession by Executive to an act of fraud, misappropriation or embezzlement or to a felony; (iv) Executive’s use, sale or possession of illegal substances, or habitual intoxication while conducting Myomo’s business; (v) a violation of Myomo’s employment policies as specified in the Employee Handbook; (vi) a material breach by Executive of this Agreement; or (vii) Executive’s willful absence from his employment or willful failure or refusal to perform or gross neglect in the performance of his duties or responsibilities hereunder. Where reasonable, prior to termination under subparagraphs (i) or (v) above, Myomo will provide Executive with written notice of any act or omission it believes constitutes Cause for termination, including stating the reasons for such belief, and Executive shall have thirty (30) days to cure and/or to present his position regarding the matter. In the event of termination of Executive by Myomo for Cause, Myomo shall have no obligation to pay Executive anything other than any salary earned to date and to provide him with any benefit continuation rights as required by law. A termination for Cause will be effective upon Myomo’s delivery to Executive of a written notice advising him of his termination, provided that a termination for Cause under subparagraphs (i) or (v), in circumstances where thirty (30) calendar days advance written notice has been given, will be effective on the thirty first (31st) calendar day after Executive’s receipt of said notice if the conduct constituting Cause has not, in the Company’s opinion, been corrected by Executive.

(b)       Termination In The Event Of Executive’s Disability. If, as a result of the incapacity of Executive due to physical or mental illness as determined by the Myomo Board of Directors, the Executive is unable to perform substantially and continuously the duties assigned to him hereunder for a period of sixty (60) days or more, with or without a reasonable accommodation being made by Myomo, and compliance by Myomo with all applicable statutes, if any, Myomo may terminate this Agreement for “Disability,” upon ten (10) calendar days’ notice. In said event, Myomo shall be required to pay Executive all accrued and unpaid salary [and if Executive worked at least six months of the year of the disability, the pro-rata portion of his bonus.. In addition, Myomo shall provide Executive and his dependents with any benefit continuation rights as required by law.

(c)       Termination In The Event Of Executive’s Death. This Agreement shall terminate immediately upon the death of the Executive. In said event, Myomo shall be required to pay Executive’s estate all accrued and unpaid salary and if Executive worked at least six months of the year of his death, the pro-rata portion of his bonus]. In addition, Myomo shall provide Executive’s dependents with any benefit continuation rights as required by law.

(d)       Termination By Executive Without Good Reason. Should Executive resign or otherwise leave his employment with Myomo during the Term of the Agreement other than for “Good Reason” (as defined in paragraph 4(e) below), he must provide Myomo with three months’ advance written notice (“Transition Notice”). Should Myomo choose to release Executive during the three-month Transition Notice period, it shall pay to him his salary, bonus if applicable and other benefits for the remainder of the Transition Notice period and shall have no further obligations to Executive thereafter. In the event Executive resigns without Cause and fails to provide Transition Notice, he shall be in breach of this Agreement and shall be liable for damages suffered by Myomo as a result of his contract breach. Should Executive terminate his employment without Good Reason and without providing Transition Notice, Myomo shall be relieved of its obligations to Executive under this Agreement, other than to pay Executive any salary and accrued, but unused vacation, earned to date and to provide him with any benefit continuation rights as required by law, and Executive shall not be entitled to any bonus payment for the year of his termination, or to any bonus payment which has not yet been paid out to him for any prior year.

(e)       Termination By Executive For Good Reason. Termination by Executive for “Good Reason” shall mean, termination by Executive because of: (i) Myomo’s failure to provide him with the compensation and benefits as set forth in this Agreement; or (ii) a material diminution in Executive’s title, authority, responsibilities, duties or status without Executive’s consent, which significantly alters the nature of the position for which Executive was hired (iii) a relocation of the company’s headquarters from the Boston area. Executive shall provide Myomo with thirty (30) days’ written notice of his intentions to terminate his employment for Good Reason. Myomo shall have the right to cure any alleged failure to comply with its obligations hereunder within this thirty (30) day period and, if cured, Executive’s notice of termination for Good Reason shall be deemed not to have occurred.

(f)        Entitlements Upon Termination of Executive Without Cause Or By Executive With Good Reason. Should Myomo terminate Executive’s employment without Cause, it shall provide him with the notice that it deems reasonable under the circumstances. In the event Myomo terminates Executive’s employment without Cause or Executive terminates his employment with Myomo for Good Reason, Myomo shall pay to Executive:

(i)                 his base salary for twelve months (“Severance Payment Period), along with a pro-rata portion of his bonus for the year of his employment termination, at the usual time bonuses are paid and,

(ii)

(iii)             In addition, upon the Date of Termination, all stock options and other stock-based awards held by the Executive in which the Executive would have vested if he had remained employed for an additional 12 months following the Date of Termination shall vest and become exercisable or no forfeitable as of the Date of Termination.

(iv)             The payment by Myomo of Executive’s base salary shall be paid, at the option of the Company, either by a lump sum or paid out in equal installments for the remainder of the Severance Payment Period on regular Myomo pay days. In order to be entitled to receive the Severance Payments under this paragraph, Executive must (i) sign a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, and (ii) at the discretion of Myomo, either continue to work for Myomo for a reasonable transition period and/or provide reasonable outside transition assistance as requested for 90 days after Executive’s employment cessation.

(v)       Further, this provision shall be in addition to those in Section 4(f) (i-iv) above, if such termination of employment by the Company Without Cause or by the Executive with Good Reason occurs within 12 months after the occurrence of the first event constituting a Change in Control, notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or no forfeitable as of the Date of Termination. This provision shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control. This provision is intended to assure and encourage the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control event.

The Severance Payments shall be subject to all required statutory withholdings and deductions. Executive acknowledges that the payment of the Severance Payments herein (or notice payments as specified in other paragraphs of this Agreement), is further and valid consideration for his covenants not to: (i) disclose Confidential Information, as defined in paragraph 5(a)(i) and restricted in paragraph 5(b) below; (ii) compete by operating, managing, or being otherwise employed by or associated with a Competitive Business as defined in paragraph 5(c) below; (iii) solicit Myomo’s customers, former customers or prospective customers, as defined and provided for in paragraph 5(c) below; (iv) solicit Myomo’s employees, vendors or other business associates to cease doing business with Myomo; or (v) disparage Myomo or its employees, officers and representatives, as provided for in paragraph 5(d) below.

“Change in Control” shall mean any of the following:

i.               any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

ii.              the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

iii.             the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(g)       Non-Renewal of Agreement and Continued At-Will Employment. Should the parties decide not to renew this Agreement but to continue to work together in an employment relationship, Executive’s employment shall continue on an at-will basis pursuant to the terms and conditions then in effect, unless otherwise modified in writing. Executive shall likewise remain obligated to abide by the confidentiality and restrictive covenant provisions specified in paragraph 5 which, along with this provision, shall survive the termination of this Agreement.

5.       Confidentiality and Restrictive Covenants.

(a)       Executive Acknowledges:

(i)         the business of medical devices in general, and orthotics in particular, in which Myomo is engaged, is intensely competitive and that his employment by Myomo will require that he have access to and knowledge of confidential information of Myomo, including, but not limited to, their plans for product expansion, marketing, financial information, profit margins, customer relationships, industry contacts, vendor and management contracts and other services, plans, rules and regulations, personnel information, and other trade secrets of Myomo, all of which are of vital importance to the success of their business (collectively, “Confidential Information”);

(ii)        the direct or indirect disclosure of any Confidential Information, particularly information regarding Myomo’s plans and strategies, financial information, profit margins, research and development efforts or customer relationships would place Myomo at a serious competitive disadvantage and would do serious damage, financial and otherwise, to its business;

(iii)       by his training, experience, expertise and access to Myomo’s customers, clients, investors, consultants, strategic partners, employees and affiliates, Executive’s services to Myomo are special and unique; and

(iv)       if Executive leaves Myomo’s employ to work for a competitive business as defined below, in any capacity, or solicits its customers, business partners, vendors or employees to cease doing business during the restrictive periods, it would cause Myomo irreparable harm.

(b)       Covenant Against Disclosure. Executive covenants and agrees that all Confidential Information relating to the business and services of Myomo, any business partner, affiliate or customer of the same, shall be and remain the sole property and confidential business information of each of them, free of any rights of Executive. Executive further agrees not to make any use of the Confidential Information and not to disclose the information to third parties, without the prior written consent of Myomo, except in the performance of his duties hereunder or where disclosure is related to an investigation or action by the Securities and Exchange Commission or required by any other governmental agency that directs Executive to refrain from notifying Myomo. The obligations of Executive under this Paragraph 5(b) shall survive any termination of this Agreement. Executive agrees that, upon any termination of his employment with Myomo, for any reason, all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) will forthwith be returned to Myomo or, at Myomo’s request shall be destroyed, and in either case will not be retained by Executive or furnished to any third party, either by sample, facsimile, film, audio, computer or video cassette, electronic data, verbal communication or any other means of communication.

(c)       Non-Competition and Solicitation. As consideration for employment with Myomo and the benefits and provisions of this Agreement, specifically including the provision of Severance Payments under the circumstances provided in paragraph 4(f) above, Executive agrees that he shall not, during the Term of this Agreement and until the date which is twelve (12) months after the date of the termination of Executive’s employment hereunder for any reason, directly or indirectly:

(i)         Be an owner of or involved in the management or operations of or be employed by or affiliated as an independent contractor or on any other basis with a “Competitive Business”. For purposes of this Agreement, the term “Competitive Business” shall mean a business conducted anywhere in geographic regions where the Company’s products/services are offered, which is competitive with any business or research effort which the Company or any of its affiliates conducts or proposes to conduct at any time during the employment of the Executive.

(ii)       service or solicit any current customer, former customer or potential customer of Myomo, in connection with any Competitive Business. For purposes of this provision, the term “former customer” means any entity or person who did business with Myomo within twelve (12) months of the date of the solicitation which Executive was aware of. For purposes of this provision the term “potential customer” means any person, firm or entity which Myomo has attempted to solicit business from within the 12-month period preceding the date of Executive’s termination of employment which Executive was aware of.

(iii) This paragraph shall not be applicable to Executive’s mere ownership of not more than 3% of the total outstanding stock of a publicly held company, or any activity engaged in by Executive with the prior written approval of the Board of Directors.

(d)       Further Covenants Against Interference With Myomo’s Business. In consideration for his employment with Myomo and/or the Severance Benefits available to Executive, during the Term of this Agreement and until the date which is twelve (12) months after the date of the termination of Executive’s employment hereunder for any reason, Executive will not, directly or indirectly, take any of the following actions and Executive will use his best efforts to ensure that any business he may subsequently work for or be affiliated with does not take any of the following actions:

(i)        solicit, persuade or attempt to persuade any employee of Myomo to leave the employ of Myomo;

(ii)       solicit, persuade or attempt to persuade any customer, vendor or other business associate of Myomo to cease doing business with Myomo or to reduce the amount of business it does with Myomo; or

(iii)      disparage Myomo, its current, past or future officers, employees, representatives, customers, vendors or business affiliates or any specific actions which Myomo or its past or future officers, employees, representatives, customers, vendors or business affiliates may take.

(e)       Remedy for Breach. In the event Executive breaches, the provisions of this Paragraph 5, Myomo shall have the right to enforce these provisions by court action for injunctive or other relief, without the posting of a bond, and shall have the benefit of the full period of any restrictive covenant in issue. Should Myomo commence legal action to enforce the provisions of this Paragraph 5, in addition to injunctive or other equitable relief, Myomo shall be entitled to damages at law and, if successful, to reimbursement by Executive of its reasonable attorneys’ fees and expenses.

(f)       Acknowledgment by Executive. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Myomo under this Agreement, and hereby acknowledges and agrees that the same are reasonable with respect to scope of substantive coverage, duration and geographic area, are designed to and are absolutely necessary to protect the legitimate business interests of Myomo, and do not confer benefits upon Myomo disproportionate to the detriment of Executive. Executive acknowledges that Myomo has given him, and he has received and/or will continue to receive should he be entitled to a Severance Payment, full and adequate consideration for the promises made by him and the restrictions contained in this Paragraph 5.

(g)       Blue-Penciling of Agreement. The parties agree that, in the event any court or tribunal of competent jurisdiction determines that the above covenants are invalid or unenforceable, the court or tribunal shall have the power and discretion to construe the applicable provisions by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(h)       Survival. This paragraph 5 shall survive the termination of this Agreement.

6.       Inventions, Patents and Copyrights.

(a)       Assignments. Executive agrees that Executive will promptly make full written disclosure to Myomo, will hold in trust for the sole right and benefit of Myomo, and hereby assigns to Myomo, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, from the date Executive’s employment with Myomo commenced until Executive ‘s cessation of employment with Myomo (collectively referred to as “Inventions”), including any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively referred to as “Intellectual Property Rights”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(b)       Maintenance of Records. Executive agrees to keep and maintain adequate and current records of all Inventions made by Executive (solely or jointly with others) during the Term of Executive s employment with Myomo. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Myomo. The records will be available to and remain the sole property of Myomo at all times.

(c)       Patent and Copyright Registrations. Executive agrees to assist Myomo, or its designee, at Myomo’s expense, in every proper way to secure Myomo’s rights in the Inventions and any Intellectual Property Rights related thereto in any and all countries, including the disclosure to Myomo of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Myomo shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Myomo the sole and exclusive right, title and interest in and to such Inventions and any Intellectual Property Rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Myomo is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign Intellectual Property Right covering Inventions assigned to Myomo as above, then Executive hereby irrevocably designates and appoints Myomo and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by Executive.

(d)       Remedy for Breach. Should Myomo commence legal action to enforce the provisions of this Paragraph 6, in addition to injunctive or other equitable relief, Myomo shall be entitled to damages at law and, if successful, to reimbursement by Executive of its reasonable attorneys’ fees and expenses.

7.       Section 409A.

(a)       To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision of such section, and the regulations and guidance promulgated thereunder (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent.

(b)       If and to the extent that any payment or benefit under this Agreement is determined by Myomo to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Executive by reason of his termination of employment, such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A. Each payment made under Section 4(f) of this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

(c)       Nothing in this paragraph 7 shall be construed as a guarantee by Myomo of any particular tax effect under this Agreement. Myomo shall not be liable to Executive for any tax, penalty or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(d)       Executive is encouraged to obtain his own tax advice regarding his compensation from Myomo. Executive agrees that Myomo does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive agrees that he will not make any claim against Myomo related to tax liabilities arising from his compensation. Executive further acknowledges and agrees that he has not received or relied on any advice from Myomo or its attorneys with respect to the taxability of any compensation or benefits provided to Executive under this Agreement.

8.       Governing Law And Arbitration. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of law rules. Any action for injunctive relief or to otherwise enforce the provisions of paragraphs 5 and 6 above, may be arbitrated or brought in a court sitting in the Commonwealth of Massachusetts having jurisdiction over the dispute at Myomo’s discretion. Any Arbitrable Dispute (as that term is defined in Appendix A) shall be resolved through final and binding arbitration, pursuant to the terms, conditions and procedures detailed in Appendix A hereto. This provision shall survive the termination of this Agreement.

9.        Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed effective when delivered in person, by email transmission (if confirmation of the same can be established), nationwide overnight delivery service or by certified U.S. mail, addressed, in the case of Executive, to him at his residential address 56 Masconomo St., Manchester, MA 01944, and, in the case of Myomo, to Myomo’s Chief Financial Officer, at One Broadway, 14th Floor, Cambridge, MA, 02142, with a copy to Duane Morris LLP, 1540 Broadway, New York, New York 10036, attention: David N. Feldman, Esq., or to such other address as Executive or Myomo may designate in writing to the other party.

10.      Representation. Executive represents that he is under no restrictions from any former employer that would prevent him from continuing work for Myomo in the position described herein and performing all of the Services he was hired by Myomo to perform. Executive further represents he has not and will not take from or bring to Myomo any confidential information or proprietary information from any former employer, regardless of whether Executive is bound to a written confidentiality agreement.

11.      Miscellaneous.

(a)       Entire Agreement / Merger. Executive and Myomo acknowledge and agree that this Agreement constitutes the entire understanding between them relating to the employment of Executive by Myomo, and supersedes all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.

(b)       Written Amendments. This Agreement may be amended only by a subsequent written agreement signed by Executive and Myomo.

(c)       Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. In no event may Executive assign any rights or duties under this Agreement to another person or entity.

(d)       No Waivers. No waiver by either party of or failure to assert any provision or condition of this Agreement or right to be exercised hereunder shall be deemed a waiver of such or similar or dissimilar provisions, conditions or rights.

(e)       Construction and Captions. No provision of this Agreement is to be interpreted for or against any party because that party’s legal representatives drafted it. Captions are inserted for convenience of reference only and shall have no bearing on the interpretation of the Agreement’s terms. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

(f)        Severability. If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative, in whole or in part, for any reason, by any court of competent jurisdiction, government authority, arbitrator or otherwise, such holding, declaration or pronouncement shall not effect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date written below.

MYOMO, INC.

By:	/s/ Paul R. Gudonis	12/23/16
	Paul R. Gudonis	Date
CEO

/s/ Ralph A. Goldwasser	12/23/16
Ralph A. Goldwasser	Date

APPENDIX A - ARBITRATION AGREEMENT

In consideration of this Agreement and as a condition of Executive’s employment at Myomo, Executive and Myomo mutually agree to binding arbitration pursuant to the following terms:

1.        Arbitrable Claims - Any legal controversy arising out of the interpretation or application of the Agreement or relating to Executive’s employment at or termination from Myomo or any other manner of Executive’s relationship with Myomo (including disputes which do not relate to Executive’s employment at or termination there from), including, but not limited to, any claims, whether past, present, or prospective, arising under federal, state or local employment discrimination or labor statutes, such as Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts Wage Act, the Massachusetts Small Necessities Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Parental Leave Law, common law (e.g., breach of contract, defamation, privacy and tort claims) and similar laws, rules and regulations (hereinafter “Arbitrable Claims”), shall be resolved by binding arbitration. Claims by Myomo for injunctive relief involving Executive’s use of Confidential Information, trade secrets or breach of any of the restrictive covenants set forth in Paragraph 5 and 6 of the Agreement may either be arbitrated or brought in court at Myomo’s option.

2.        Excluded Claims and Charges- It is acknowledged and agreed that the following claims are excluded from and shall not be considered Arbitrable Claims, those for: workers’ compensation; unfair labor practices under the National Labor Relations Act, disability, claims before the Securities and Exchange Commission; unemployment; and any claims excludable as a matter of law.

3.        Persons and Entities Covered - This Agreement applies to any Arbitrable Claims by Executive against any employees, agents, independent contractors, officers, principals, attorneys, parents, subsidiaries, affiliated entities or successor entities of Myomo.

4.        Tribunal, Forum and Rules of Procedure - All Arbitrable Claims shall be arbitrated in Boston, Massachusetts before the Employment Dispute Tribunal of the American Arbitration Association (“AAA”). The rules of the AAA’s Employment Dispute Tribunal (i.e., the AAA’s National Rules for the Resolution of Employment Disputes) shall prevail in said proceeding, except to the extent supplemented by the rules set forth herein which shall take precedence.

5.        Time for Commencing Arbitration Proceeding - All Arbitrable Claims shall be commenced by the filing of a Demand for Arbitration in accordance with the rules of the AAA, within 365 days from the date of the act(s) or event(s) which give rise thereto, even if there is a federal, state or local statute of limitations that may have provided more time to pursue the claim. A copy of the demand for arbitration must be served upon Myomo’s Board of Directors.

6.       Prehearing Conference/Discovery of Facts

(a)       In an attempt to balance the objectives of speedy and cost-effective dispute resolution with the need for enough information to advance and/or defend an Arbitrable Claim, there will be limited disclosure and discovery available to Myomo and to Executive.

(b)       At least thirty (30) days before the arbitration hearing, the parties or their representatives, if any, will appear at a pre-hearing conference, at which time each party will reveal to the other and exchange information concerning their respective claims, proposed defenses, fact and expert witnesses, exhibits and other documentary materials or evidence intended to be utilized at the hearing. In addition, where appropriate and directed by the arbitrator at the pre-hearing conference, the parties will enter into a stipulation as to uncontested facts within fourteen (14) days prior to the arbitration hearing.

(c)       Additional discovery will be available on application to and obtaining an order from the arbitrator, pursuant to AAA rules.

7.       Authority of Arbitrator - The parties agree that the arbitrator presiding over an Arbitrable Claim shall apply all relevant statutes and legal precedents there under and shall have the authority to award any equitable or monetary relief available under the applicable law(s) alleged to have been violated. The arbitrator shall additionally have the power and authority to entertain and rule upon motions to dismiss and/or for summary judgment pursuant to the rules, standards and case precedent prevailing under Federal Rules of Civil Procedure 12(b)(6) and 56, provided it is reasonably clear that the party opposing the motion has failed to state a legally actionable Arbitrable Claim, will have insufficient evidence to present at the arbitration hearing in support of the Arbitrable Claim or has failed to satisfy his burden of proof during the course of the hearing.

8.       Fees and Costs - The fees of the AAA and the arbitrator shall be split by the parties. The Arbitrator shall have the discretion to render an award of arbitration fees and costs to the prevailing party.

9.       Representation by Counsel - Both parties are free to be represented by counsel in connection with any Arbitrable Claim or at any arbitration hearing. All fees and costs of a party’s counsel and any expert witnesses shall be borne exclusively by that party, unless after the conclusion of the arbitration proceeding the arbitrator awards reasonable attorneys’ fees to a party as the “prevailing party,” on all or part of any claims, pursuant to a statute alleged to have been violated which provides for such relief, or pursuant to Paragraphs 5(e) or 6(d) of the Agreement.

10.      Privacy of Proceedings and Results - Unless otherwise agreed by the parties, the arbitration proceedings and the results thereof may not be reported to or discussed with any news agency or legal publisher or service, or any person or entity not directly involved in the dispute, except the parties’ counsel and financial advisors, the Executive’s immediate family, legal advisors and financial advisors, and where: (i) disclosure is relating to any investigation or action by Securities and Exchange Commission or (ii) where required by any other federal, state or local governmental agency, in which case, Executive shall provide prompt notice of such to Myomo .

11.    Judicial Proceedings Related To Arbitration Award / Service Requirements - The parties consent to the application of Massachusetts or Federal Arbitration Statutes and to the jurisdiction of the Massachusetts Superior Court, and of the United States District Court of the District of Massachusetts, for judgment on an award and for all other purposes in connection with said arbitration and further consent that any notice, process or notice of motion or other application to either of said courts or judges thereof, or of any notice in connection with any arbitration hereunder, may be served by certified or registered mail, return receipt requested, or by personal service, or in such other manner as may be permitted under the rules of the AAA or of either of said courts. Judgment upon the award rendered may be entered by any court having jurisdiction. Any provisional remedy which, but for this Agreement, would be available at law, shall be available to the parties hereto pending the final award of the arbitrator.

12.    Preclusive Effect And Bar To Other Proceedings - This arbitration provision precludes litigation or re-litigation in any federal, state or local court or any administrative agency or other forum by the parties hereto any Arbitrable Claim that has been, is being, will be, or could or should have been arbitrated under this Agreement, provided that nothing herein shall be construed as prohibiting Executive from exercising his protected right to file a charge with the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, Massachusetts Commission Against Discrimination or other federal, state or local governmental agency or to participate in such agency’s investigation of a charge, provided further that the Executive is barred by this Agreement from receiving relief from or the right to recover or share in payments of any amounts of money for any reason (including, without limitation, back pay, front pay or other damages, penalties, costs, expenses and attorneys’ fees) in any proceeding, including those filed or pending in a court of law or before the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, Massachusetts Commission Against Discrimination or other governmental agency, except for certain claims filed with the Securities and Exchange Commission, actions to compel arbitration or to enforce an Arbitrator’s award under this Agreement.

13.    Severability - Should any portion of this arbitration provision be declared or determined by a court to be illegal or invalid, the court shall have the power to modify the same so that it conforms with prevailing law and the validity of the remaining parts, terms or provisions shall not be affected thereby.

14.    Acknowledgment - Executive expressly acknowledges and agrees that Executive has carefully read this arbitration provision; that Executive understands the terms, conditions and significance of this commitment; that Executive has had ample time to consider this provision and to review it with counsel; and that by executing this Agreement, Executive has agreed to this arbitration provision voluntarily and knowingly.